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                                                                                  Exhibit 99(d)

                          Entergy Mississippi, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
     Ratios of Earnings to Combined Fixed Charges and Preferred Dividends

                                                                                                         12 months
                                                             1994     1995     1996     1997      1998   March 1999
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Fixed charges, as defined:
  Total Interest                                            $52,764  $51,635  $48,007   $45,274  $40,927  $40,122
  Interest applicable to rentals                              1,716    2,173    2,165     1,947    1,864    2,134
                                                           ------------------------------------------------------

Total fixed charges, as defined                              54,480   53,808   50,172    47,221   42,791   42,256

Preferred dividends, as defined (a)                           9,447    9,004    7,610     5,123    4,878    4,996
                                                           ------------------------------------------------------
Combined fixed charges and preferred dividends, as defined  $63,927  $62,812  $57,782   $52,344  $47,669  $47,252
                                                           ======================================================

Earnings as defined:

  Net Income                                                $48,779  $68,667  $79,210   $66,661  $59,268  $57,089
  Add:
    Provision for income taxes:
    Total income taxes                                       12,476   34,877   41,107    26,744   28,031   27,859
    Fixed charges as above                                   54,480   53,808   50,172    47,221   42,791   42,256
                                                           ------------------------------------------------------

Total earnings, as defined                                 $115,735 $157,352 $170,489  $140,626 $130,090 $127,204
                                                           ======================================================
Ratio of earnings to fixed charges, as defined                 2.12     2.92     3.40      2.98     3.04     3.01
                                                           ======================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                               1.81     2.51     2.95      2.69     2.73     2.69
                                                           ======================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.


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